As filed with the Securities and Exchange Commission on March 17, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6331	13-2592361
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

70 Pine Street
New York, New York 10270
(212) 770-7000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Kathleen E. Shannon, Esq.
Senior Vice President and Deputy General Counsel
American International Group, Inc.
70 Pine Street
New York, New York 10270
(212) 770-7000
(Name, address, including zip code, and telephone number,
including area code, of Agent for Service)

Copies to:
Ann Bailen Fisher
Robert W. Reeder III
Robert S. Risoleo
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Each Class of	Amount to be	Offering Price	Proposed Maximum	Registration
Securities to be Registered	Registered	per Share	Offering Price	fee

Common Stock, par value $2.50 per share	18,760,267 Shares	$69.13(1)	$1,296,897,258(1)	$138,768

(1)	Estimated solely for purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and is based upon the average of the high and low sales prices of the Common Stock of American International Group, Inc. on March 16, 2006, as reported on the New York Stock Exchange Composite Tape.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 17, 2006
18,760,267 Shares
American International Group, Inc.
Common Stock
(Par Value $2.50 per Share)

          This prospectus relates to up to 18,760,267 shares (“Plan Shares”) of Common Stock of American International Group, Inc., which may be delivered by Starr International Company, Inc. (“SICO”) pursuant to SICO’s Deferred Compensation Profit Participation Plans (the “SICO Plans”). This prospectus is to be used by SICO in connection with the delivery of Plan Shares to participants in the SICO Plans.
          This prospectus may also be used by participants in the SICO Plans (the “Selling Shareholders”) in connection with the resale of Plan Shares. The Plan Shares may be sold by Selling Shareholders from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution”.
          AIG will not receive any of the proceeds from delivery of Plan Shares by SICO or from any sales of Plan Shares by the Selling Shareholders. All costs, expenses and fees in connection with the registration of the Plan Shares will be borne by AIG.
          AIG’s Common Stock is listed on the New York Stock Exchange and trades under the symbol “AIG”. The last reported sale price of AIG’s Common Stock on March 16, 2006 was $69.24.

          Investing in the Common Stock involves certain risks. See “Risk Factors” beginning on page 2 to read about certain factors you should consider before buying the Common Stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2006

          Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING PROJECTIONS
AND OTHER INFORMATION ABOUT FUTURE EVENTS
          This prospectus and the documents incorporated herein by reference, as well as other publicly available documents, may include, and AIG’s officers and representatives may from time to time make, projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the status and potential future outcome of the current regulatory and civil proceedings against AIG and their potential effect on AIG’s businesses, financial position, results of operations, cash flows and liquidity, the effect of the credit rating downgrades on AIG’s businesses and competitive position, the unwinding and resolving of various relationships between AIG and C.V. Starr & Co., Inc. (“Starr”) and SICO and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 1A, Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in “Risk Factors” below. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
AIG
          AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

RISK FACTORS
          An investment in the Common Stock involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to invest in the Common Stock. If any of the events described in the risk factors below actually occur, AIG’s business, financial condition, operating results and prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.
Risks Relating to Our Business

AIG’s Credit Ratings
          The downgrades in AIG’s credit ratings will increase AIG’s borrowing costs, may lessen AIG’s ability to compete in certain businesses and will require AIG to post additional collateral.
          From March through June of 2005, the major rating agencies downgraded AIG’s ratings in a series of actions. Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), lowered the long-term senior debt and counterparty ratings of AIG from ‘AAA’ to ‘AA’ and changed the rating outlook to negative. Moody’s Investors Service (“Moody’s”) lowered AIG’s long-term senior debt rating from ‘Aaa’ to ‘Aa2’. Fitch Ratings (“Fitch”) downgraded the long-term senior debt ratings of AIG from ‘AAA’ to ‘AA’ and placed the ratings on Ratings Watch Negative.
          The agencies also took rating actions on AIG’s insurance subsidiaries. S&P and Fitch lowered to ‘AA+’ the insurance financial strength ratings of most of AIG’s insurance companies. Moody’s lowered the insurance financial strength ratings generally to either ‘Aa1’ or ‘Aa2’. A.M. Best downgraded the financial strength ratings for most of AIG’s insurance subsidiaries from ‘A++’ to ‘A+’ and the issuer credit ratings from ‘aa+’ to ‘aa-’. Many of these companies’ ratings remain on a negative watch.
          In addition, S&P changed the outlook on the ‘AA-’ long-term senior debt rating of International Lease Finance Corporation (a wholly owned subsidiary of AIG) (“ILFC”) to negative. Moody’s affirmed ILFC’s long-term and short-term senior debt ratings (‘A1’/‘P-1’). Fitch downgraded ILFC’s long-term senior debt rating from ‘AA-’ to ‘A+’ and placed the rating on Rating Watch Negative and downgraded ILFC’s short-term debt rating from ‘F1+’ to ‘F1’. Fitch also placed the ‘A+’ long-term senior debt ratings of American General Finance Corporation and American General Finance, Inc. (wholly owned subsidiaries of AIG) on Rating Watch Negative. S&P and Moody’s affirmed the long-term and short-term senior debt ratings of American General Finance Corporation at ‘A+’/‘A-1’ and ‘A1’/‘P-1’, respectively.
          These debt and financial strength ratings are current opinions of the rating agencies. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of changes in, or unavailability of, information or based on other circumstances. Ratings may also be withdrawn at AIG management’s request. This discussion of ratings is not a complete list of ratings of AIG and its subsidiaries.
          These ratings actions have affected and will continue to affect AIG’s business and results of operations in a number of ways.

•	Downgrades in AIG’s debt ratings will adversely affect AIG’s results of operations. AIG relies on external sources of financing to fund several of its operations. The cost and availability of unsecured financing are generally dependent on the issuer’s long-term and short-term debt ratings. These recent downgrades and any future downgrades in AIG’s debt ratings may adversely affect AIG’s borrowing costs and therefore adversely affect AIG’s results of operations.

•	The downgrade in AIG’s long-term senior debt ratings will adversely affect AIGFP’s ability to compete for certain businesses. Credit ratings are very important to the ability of financial institutions to compete in the derivative and structured transaction marketplaces. Historically, AIG’s triple-A ratings provided AIGFP a competitive advantage. The downgrades have reduced this advantage and, for specialized financial transactions that generally are conducted only by triple-A rated financial institutions, counterparties may be unwilling to transact business with AIGFP except on a secured basis. This could require AIGFP to post more collateral to counterparties in the future. See below for a further discussion of the effect that posting collateral may have on AIG’s liquidity.

•	Although the financial strength ratings of AIG’s insurance company subsidiaries remain high compared to many of their competitors, the downgrades have reduced the previous ratings differential. The competitive advantage of the ratings to AIG’s insurance company subsidiaries may be lessened accordingly.

•	As a result of the downgrades of AIG’s long-term senior debt ratings, AIG was required to post approximately $1.16 billion of collateral with counterparties to municipal guaranteed investment contracts and financial derivatives transactions. In the event of a further downgrade, AIG will be required to post additional collateral. It is estimated that, as of the close of business on February 28, 2006, based on AIG’s outstanding municipal guaranteed investment contracts and financial derivatives transactions as of such date, a further downgrade of AIG’s long-term senior debt ratings to ‘Aa3’ by Moody’s or ‘AA-’ by S&P would permit counterparties to call for approximately $962 million of additional collateral. Further, additional downgrades could result in requirements for substantial additional collateral, which could have a material effect on how AIG manages its liquidity. The actual amount of additional collateral that AIG would be required to post to counterparties in the event of such downgrades depends on market conditions, the market value of the outstanding affected transactions and other factors prevailing at the time of the downgrade. Any additional obligations to post collateral will increase the demand on AIG’s liquidity.

Regulatory Investigations
          Significant legal proceedings have adversely affected AIG’s results of operations for 2005. As a result of the settlements discussed under Item 3. Legal Proceedings in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, AIG recorded an after-tax charge of approximately $1.15 billion in the fourth quarter of 2005. AIG is party to numerous other legal proceedings and regulatory investigations. It is possible that the effect of the unresolved matters could be material to AIG’s consolidated results of operations for an individual reporting period. For a discussion of these unresolved matters, see Item 3. Legal Proceedings in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
          Significant investigations into AIG’s business are continuing and the commencement of additional investigations is possible. Broad-ranging investigations into AIG’s business practices continue. These investigations are being conducted by a number of regulators, and related actions by regulators both within and outside the United States may be undertaken in response. The review of large amounts of information by various regulatory authorities may result in the commencement of new areas of inquiry and, possibly, new significant legal proceedings.

The Relationships between AIG and Starr and SICO
          The relationships between AIG and Starr and SICO may take an extended period of time to unwind and/or resolve, and the consequences of such resolution are uncertain. Although AIG is currently working on unwinding and resolving its relationships with Starr and SICO, AIG cannot predict what its future relationship with Starr and SICO will be. AIG subsidiaries are in the process of terminating their agency relationships with the Starr agencies and are beginning to write the business previously produced by those agencies on a direct basis. AIG also continues to address the issues posed by compensation plans and programs previously provided to AIG executives by Starr and SICO, as AIG is providing compensation programs that recognize those plans and programs. In January 2006, Starr announced that it had completed its tender offers to purchase interests in Starr and that all eligible shareholders had tendered their shares. As a result of completion of the tender offers, no AIG executive currently holds any Starr interest. AIG has entered into agreements pursuant to which AIG agrees, subject to certain conditions, to assure AIG’s current employees that all payments are made under the SICO Plans. See Note 12(f) and Note 16 of Notes to

Consolidated Financial Statements in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Nevertheless, there can be no assurance that AIG will be able to effectively address the consequences for its executives of the unwinding of their participation in the Starr and SICO plans and programs. Nor can there be any assurance that AIG will compete successfully for the business previously produced by the Starr agencies.
          Finally, litigation between AIG and Starr and SICO remains pending, and the timing and terms of any resolution cannot currently be predicted. As a result of the foregoing, there can be no assurance that the ultimate resolution of AIG’s relationships with Starr and SICO will not be adverse to AIG. For further information about litigation between AIG and Starr and SICO, see Item 3. Legal Proceedings in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Certain Material Weaknesses
          Management has identified three remaining material weaknesses in AIG’s internal control over financial reporting. Remediation of these material weaknesses is ongoing. Until these weaknesses are remediated, the weaknesses could affect the accuracy or timing of future filings with the SEC and other regulatory authorities. A discussion of these material weaknesses and AIG’s remediation efforts can be found in Item 9A of Part II of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Access to Capital Markets
          AIG’s access to the U.S. public capital markets may be delayed by the SEC registration process. Although AIG is able to access the Rule 144A and Euro markets, AIG will be unable to access the U.S. public securities markets until it has filed and the SEC has declared effective a new registration statement under the Securities Act of 1933. Depending upon the SEC’s review of these filings, this process may take several months or more.
          Unless relief is granted by the SEC, AIG will not be able to avail itself of certain favorable provisions of the Securities Act. AIG will not, for a period of three years, be a “well-known seasoned issuer”. During this period, AIG’s ability to communicate with respect to new product offerings and to structure client products will be more limited than they otherwise would. In addition, during this period, AIG will not be able to avail itself of provisions that allow for an automatically effective shelf registration statement or rely on the “forward-looking statements” safe harbor under the securities laws in providing forward-looking information to investors.

Foreign Operations
          Foreign operations expose AIG to risks that may affect its operations, liquidity and financial conditions. AIG provides insurance and investment products and services to both businesses and individuals in more than 130 countries and jurisdictions. A substantial portion of AIG’s General Insurance business and a majority of its Life Insurance & Retirement Services businesses are conducted outside the United States. Operations outside of the United States may be affected by regional economic downturns, political upheaval, nationalization and other restrictive government actions, which could also affect other AIG operations.
          The degree of regulation and supervision in foreign jurisdiction varies. Generally, AIG, as well as the underwriting companies operating in such jurisdictions, must satisfy local regulatory requirements. Licenses issued by foreign authorities to AIG subsidiaries are subject to modification and revocation. Thus, AIG’s insurance subsidiaries could be prevented from conducting future business in certain of the jurisdictions where they currently operate. AIG’s international operations include operations in various developing nations. Both current and future foreign operations could be adversely affected by unfavorable political developments including tax changes, regulatory restrictions and nationalization of AIG’s operations without compensation. Adverse affects resulting from any one country may affect AIG’s results of operations, liquidity and financial condition depending on the magnitude of the event and AIG’s net financial exposure at that time in that country.

Liquidity
          Payments from subsidiaries may be limited by regulators. AIG depends on dividends, distributions and other payments from AIG’s subsidiaries to fund dividend payments and to fund payments on AIG’s obligations, including debt obligations. Regulatory and other legal restrictions may limit AIG’s ability to transfer funds freely, either to or from AIG’s subsidiaries. In particular, many of AIG’s subsidiaries, including AIG’s insurance subsidiaries, are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfer altogether in certain circumstances. These laws and regulations may hinder AIG’s ability to access funds that AIG may need to make payments on AIG’s obligations.

Regulation
          AIG is subject to extensive regulation in the jurisdictions in which it conducts its businesses. AIG’s operations around the world are subject to regulation by different types of regulatory authorities, including insurance, securities, investment advisory, banking and thrift regulators in the United States and abroad. AIG’s operations have become more diverse and consumer-oriented, increasing the scope of regulatory supervision and the possibility of intervention. In particular, AIG’s consumer lending business is subject to a broad array of laws and regulations governing lending practices and permissible loan terms, and AIG would expect increased regulatory oversight relating to this business.
          The regulatory environment could have a significant effect on AIG and its businesses. Among other things, AIG could be fined, prohibited from engaging in some of its business activities or subject to limitations or conditions on its business activities. Significant regulatory action against AIG could have material adverse financial effects, cause significant reputational harm, or harm business prospects. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to clients may also adversely affect AIG and its businesses.

Casualty Insurance Underwriting and Reserves
          Casualty insurance liabilities are difficult to predict and may exceed the related reserves for losses and loss expenses. While AIG annually reviews the adequacy of the established reserve for losses and loss expenses, there can be no assurance that AIG’s ultimate loss reserves will not develop adversely and materially exceed AIG’s current loss reserves. Estimation of ultimate net losses, loss expenses and loss reserves is a complex process for long-tail casualty lines of business, which include excess and umbrella liability, directors and officers liability, professional liability, medical malpractice, workers compensation, general liability, products liability and related classes, as well as for asbestos and environmental exposures. Generally, actual historical loss development factors are used to project future loss development. However, there can be no assurance that future loss development patterns will be the same as in the past. Moreover, any deviation in loss cost trends or in loss development factors might not be discernible for an extended period of time subsequent to the recording of the initial loss reserve estimates for any accident year. Thus, there is the potential for reserves with respect to a number of years to be significantly affected by changes in loss cost trends or loss development factors that were relied upon in setting the reserves. These changes in loss trends or loss development factors could be attributable to changes in inflation in labor and material costs or in the judicial environment, or in other social or economic phenomena affecting claims.

Natural Disasters and Pandemic Diseases
          Natural disasters and pandemic disease could adversely affect AIG’s operating results. Natural disasters such as hurricanes, earthquakes and other catastrophes have the potential to aversely affect AIG’s operating results. Other risks, such as an outbreak of pandemic disease, such as the Avian Influenza A Virus (H5N1), could adversely affect AIG’s business and operating results to an extent that may be only minimally offset by reinsurance programs.
          While to date outbreaks of the Avian Flu continue to occur among poultry or wild birds in a number of countries in Asia, parts of Europe, and recently in Africa, transmission to humans has been rare. If the virus mutates to a form that can be transmitted from human to human, it has the potential to spread rapidly worldwide. If such an outbreak were to take place, early quarantine and vaccination could be critical to containment.
          Both the contagion and mortality rate of any mutated H5N1 virus that can be transmitted from human to human are highly speculative, AIG continues to monitor the developing facts. A significant global outbreak could have a material adverse effect on AIG’s life insurance business operating results and liquidity from increased mortality and morbidity rates.
USE OF PROCEEDS
          AIG will not receive any of the proceeds from delivery of Plan Shares by SICO or from any sales by the Selling Shareholders of the Plan Shares. All costs, expenses and fees in connection with the registration of the shares will be borne by AIG.

SELECTED CONSOLIDATED FINANCIAL DATA
          The Selected Consolidated Financial Data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and accompanying notes included in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

	Years Ended December 31,

	2005	2004	2003	2002	2001

Revenues(a):
Premiums and other considerations	$70,209	$66,625	$54,802	$44,289	$38,261
Net investment income	22,165	18,465	15,508	13,593	13,002
Realized capital gains (losses)	341	44	(442)	(1,653)	(910)
Other revenues(b)	16,190	12,532	9,553	9,942	9,605
Total revenues	108,905	97,666	79,421	66,171	59,958
Benefits and expenses:
Incurred policy losses and benefits	63,711	58,360	46,034	40,005	33,984
Insurance acquisition and other operating expenses	29,981	24,461	21,480	18,358	18,040
Acquisition, restructuring and related charges	—	—	—	—	2,017
Total benefits and expenses	93,692	82,821	67,514	58,363	54,041
Income before income taxes, minority interest and cumulative effect of accounting changes(c)	15,213	14,845	11,907	7,808	5,917
Income taxes	4,258	4,407	3,556	1,919	1,594
Income before minority interest and cumulative effect of accounting changes	10,955	10,438	8,351	5,889	4,323
Minority interest	(478)	(455)	(252)	(160)	(101)
Income before cumulative effect of accounting changes	10,477	9,983	8,099	5,729	4,222
Cumulative effect of accounting changes, net of tax	—	(144)	9	—	(136)
Net income	10,477	9,839	8,108	5,729	4,086
Earnings per common share:
Basic
Income before cumulative effect of accounting changes	4.03	3.83	3.10	2.20	1.61
Cumulative effect of accounting changes, net of tax	—	(0.06)	—	—	(0.05)
Net income	4.03	3.77	3.10	2.20	1.56
Diluted(d)
Income before cumulative effect of accounting changes	3.99	3.79	3.07	2.17	1.59
Cumulative effect of accounting changes, net of tax	—	(0.06)	—	—	(0.05)
Net income	3.99	3.73	3.07	2.17	1.54
Dividends per common share(e)	0.63	0.29	0.24	0.18	0.16
Total assets	853,370	801,145	675,602	561,598	490,614
Long-term debt and commercial paper(f)
Guaranteed by AIG	10,425	8,498	7,469	7,144	8,141
Liabilities connected to trust preferred stock	1,391	1,489	1,682	—	—
Matched/not guaranteed by AIG	98,033	86,912	71,198	63,866	56,073
Total Liabilities(g)	766,867	721,273	606,180	501,163	438,551
Shareholders’ equity	$86,317	$79,673	$69,230	$58,303	$49,881

(a)	Represents the sum of General Insurance net premiums earned, Life Insurance & Retirement Services GAAP premiums, net investment income, Financial Services interest, lease and finance charges, Asset Management advisory and management fees and net investment income from guaranteed investment contracts, and realized capital gains (losses).

(b)	Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. For 2005, 2004, 2003, 2002 and 2001, respectively, the amounts included are $2.01 billion, $(122) million, $(1.01) billion,

$220 million and $56 million. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations — “Restatements of Previously Issued Financial Statements” in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(c)	Includes catastrophe losses of $3.28 billion in 2005, $1.16 billion in 2004, $83 million in 2003, $61 million in 2002 and World Trade Center losses of $900 million in 2001.

(d)	Assumes conversion of contingently convertible bonds due to the adoption of EITF Issue No. 04-8 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share”.

(e)	Dividends have not been restated to reflect dividends paid by American General Corporation, which was acquired by AIG on August 29, 2001.

(f)	Including that portion of long-term debt maturing in less than one year. See also Note 9 of Notes to Consolidated Financial Statements in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(g)	Includes $2.1 billion and $2.2 billion for the years ended 2002 and 2001, respectively, of other liabilities connected to the consolidation of the Muni Tender Option Bond Program trusts.

MARKETPLACE AND DIVIDEND INFORMATION
          The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of Common Stock as reported on the New York Stock Exchange and the dividends per share of Common Stock declared by AIG during those periods.
          Shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol “AIG”.

	Common Stock

	High	Low	Dividends

2003:
First Quarter	$63.50	$44.47	$0.047
Second Quarter	60.20	50.60	0.047
Third Quarter	64.70	55.54	0.065
Fourth Quarter	66.28	56.59	0.065
2004:
First Quarter	75.12	66.79	0.065
Second Quarter	76.77	69.39	0.065
Third Quarter	72.66	66.48	0.075
Fourth Quarter	68.72	54.70	0.075
2005:
First Quarter	73.12	55.41	0.125
Second Quarter	58.48	50.35	0.125
Third Quarter	62.67	58.61	0.150
Fourth Quarter	69.10	59.33	0.150
2006:
First Quarter (through March 16, 2006)	70.83	65.35	0.150
          As of January 31, 2006, there were 56,000 holders of record of AIG’s common stock.
          Subject to the dividend preference of any of AIG’s preferred stock that may be outstanding, the holders of Common Stock will be entitled to receive dividends that may be declared by AIG’s board of directors from funds legally available for the payment of dividends. There are restrictions that apply under applicable insurance laws, however, to the payment of dividends to AIG by AIG’s insurance subsidiaries.

THE SICO PLANS
          Starr International Company, Inc., or SICO, has provided benefits under a series of substantially similar Deferred Compensation Profit Participation Plans (referred to as SICO Plans) to certain key employees of SICO, AIG and their subsidiaries and affiliates (the “Participants”).
          Each SICO Plan has a two-year performance period. The SICO Plans provide that shares of AIG Common Stock owned by SICO may be set aside by SICO for the benefit of Participants and distributed upon their retirement. The number of shares of AIG Common Stock set aside for each Participant under a SICO Plan is based primarily on (1) the growth in SICO’s retained earnings attributable to the shares of AIG Common Stock held by SICO during the two-year performance period to which the Plan applies as compared to the preceding two-year period and (2) the book value of a share of AIG Common Stock at the end of the two-year performance period to which the Plan applies. The SICO board of directors currently may permit an early payout of units under certain circumstances. Prior to payout, a Participant is not entitled to vote, dispose of or receive dividends with respect to the shares of AIG Common Stock, and such shares are subject to forfeiture under certain conditions, including but not limited to the Participant’s voluntary termination of employment before normal retirement age. In addition, SICO’s board of directors currently may elect to pay a Participant cash in lieu of shares of AIG Common Stock; however, in December 2005, SICO notified the Participants that it will settle specific future awards under the SICO Plans with shares of AIG Common Stock rather than cash.
          The SICO board of directors administers the SICO Plans, without the input or advice of AIG, and may waive or amend the terms and conditions of the SICO Plans at any time without the approval of AIG.
          AIG has not received any cash or property in consideration of the granting of units under the SICO Plans.

DESCRIPTION OF COMMON STOCK
          Please note that in this section entitled “Description of Common Stock”, references to “AIG” refer only to American International Group, Inc., and not to its consolidated subsidiaries.
          AIG’s authorized capital stock includes 5,000,000,000 shares of Common Stock. As of January 31, 2006, there were 2,596,987,248 shares of Common Stock outstanding.
General
          All of the outstanding shares of AIG’s Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of Common Stock are entitled to receive:

•	dividends when, as and if declared by AIG’s board of directors out of funds legally available for the payment of dividends (there are restrictions that apply under applicable insurance laws, however, to the payment of dividends to us by its insurance subsidiaries); and

•	in the event of dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG’s amended and restated certificate of incorporation.
          Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of Common Stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. Additional authorized shares of Common Stock may be issued without shareholder approval.
Section 203 of the Delaware General Corporation Law
          Section 203 of the Delaware General Corporation Law applies to AIG. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between AIG and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became an interested stockholder, AIG’s board of directors must have approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of AIG’s voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

•	the business combination is approved by AIG’s board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

SELLING SECURITY HOLDERS
          The Selling Shareholders are the Participants in the SICO Plans. The following table sets forth:

•	the name of each Selling Shareholder;

•	the number of shares and the percentage of Common Stock beneficially owned by each Selling Shareholder before the offerings, if that Selling Shareholder owns more than one percent;

•	the number of shares of Common Stock being offered in the offerings by each Selling Shareholder; and

•	the number of shares of Common Stock to be beneficially owned by each Selling Shareholder after the completion of the offerings, if that Selling Shareholder will own more than one percent.
          Unless otherwise specified below, each Selling Shareholder is a current or former officer or employee of AIG or one of its affiliates or subsidiaries.

	Shares Beneficially			Shares Beneficially
	Owned Before Offerings			Owned After Offerings
Number of
Name	Number	Percent	Shares Offered	Number	Percent

Martin J. Sullivan
Director, President and Chief Executive Officer
Edmund S. W. Tse
Director, Senior Vice Chairman — Life Insurance
Thomas R. Tizzio
Senior Vice Chairman — General Insurance
Jacob A. Frenkel
Vice Chairman — Global Economic Strategies
Frank G. Wisner
Vice Chairman — External Affairs
Steven J. Bensinger
Executive Vice President and Chief Financial Officer
Rodney O. Martin, Jr.
Executive Vice President — Life Insurance
Kristian P. Moor
Executive Vice President — Domestic General Insurance
Win J. Neuger
Executive Vice President and Chief Investment Officer
R. Kendall Nottingham
Executive Vice President — Life Insurance
Robert M. Sandler
Executive Vice President — Domestic Personal Lines

	Shares Beneficially			Shares Beneficially
	Owned Before Offerings			Owned After Offerings
Number of
Name	Number	Percent	Shares Offered	Number	Percent

Nicholas C. Walsh
Executive Vice President — Foreign General Insurance
Jay S. Wintrob
Executive Vice President — Retirement Services
William N. Dooley
Senior Vice President — Financial Services
Axel I. Freudmann
Senior Vice President — Human Resources
David L. Herzog
Senior Vice President and Comptroller
Robert E. Lewis
Senior Vice President and Chief Risk Officer
Ernest T. Patrikis
Senior Vice President and General Counsel
Brian T. Schreiber
Senior Vice President — Strategic Planning
Richard W. Scott
Senior Vice President — Investments
Kathleen E. Shannon
Senior Vice President and Secretary
Keith L. Duckett
Vice President — Administration
Robert A. Gender
Vice President and Treasurer
Charlene M. Hamrah
Vice President and Director of Investor Relations
Peter K. Lathrop
Vice President and Director of Taxes
Eric N. Litzky
Vice President — Corporate Governance
Holders owning, in the aggregate, less than 1% of the outstanding Common Stock
          According to the Schedule 13D filed on March 7, 2006, Starr, SICO, Edward E. Matthews, Maurice R. Greenberg, the Maurice R. and Corinne P. Greenberg Family Foundation, Inc. and the Universal Foundation, Inc., may be deemed to beneficially own 396,124,637 shares of common stock. Based on the shares of common stock outstanding as of December 31, 2005, this ownership represents approximately 15 percent of the voting stock of AIG. AIG’s material relationships with SICO are described in AIG’s Proxy Statement, dated June 27, 2005, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, both of which are available as described under “Where You Can Find More Information”.

PLAN OF DISTRIBUTION
          SICO may use this prospectus in connection with the delivery of Plan Shares to the Selling Shareholders. No underwriter, dealer, broker or other sales agent will be used by SICO in effecting these deliveries.
          Shares of Common Stock may be sold from time to time by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Shares of Common Stock may be sold by the Selling Shareholders by one or more of the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchase of such shares by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.
In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.
          Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sales. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters”, within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.
          All costs, expenses and fees in connection with the registration of the shares of Common Stock will be borne by AIG. Commissions and discounts, if any, attributable to the sales of shares of Common Stock by the Selling Shareholders will be borne by the Selling Shareholders.

VALIDITY OF THE COMMON STOCK
          The validity of the shares of Common Stock offered hereby will be passed upon by Kathleen E. Shannon, Esq., Senior Vice President, Secretary and Deputy General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of Common Stock and currently beneficially owns less than 1% of the outstanding shares of Common Stock.
EXPERTS
          The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K (which contains an adverse opinion on the effectiveness of internal control over financial reporting) for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          AIG is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at:

SEC Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
          Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AIG’s filings are also available to the public through:

•	The SEC web site at http://www.sec.gov

•	The New York Stock Exchange 20 Broad Street New York, New York 10005
          AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.
          AIG has filed with the SEC a registration statement on Form S-1 relating to the shares. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.
          The SEC’s rules allow AIG to “incorporate by reference” information into this prospectus. This means that AIG can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date AIG files that document. AIG incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

(2)	Proxy Statement, dated June 27, 2005.
          AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

18,760,267 SHARES

COMMON STOCK
(PAR VALUE $2.50 PER SHARE)
                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Offering and Distribution
          The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities registered under this registration statement:

Amount To Be Paid

SEC registration fee		$138,768
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers
          The amended and restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG’s by-laws contains a similar provision.
          The amended and restated certificate of incorporation also provides that a director will not be personally liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.
          Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.
          In addition, AIG and its subsidiaries maintain a directors’ and officers’ liability insurance policy.

Item 15.	Unregistered Securities Transactions
          During the past three years the Registrant has issued securities that were not registered under the Securities Act as described below.
          On October 7, 2005, AIG established a Euro Medium-Term Note Programme in reliance on Regulation S. The program provides for an offering outside the United States pursuant to Regulation S through a dealer group consisting of Deutsche Bank AG, London Branch, Banque AIG, London Branch, ABN Amro Bank N.V., Banc of America Securities Limited, Banca IMI S.P.A., Banco Santander Central Hispano, S.A., Bank of Montreal, Barclays Bank PLC, BNP Paribas, Calyon, Citigroup Global Markets Limited, Credit Suisse First Boston (Europe) Limited, Daiwa Securities SMBC Europe Limited, Goldman Sachs International, HSBC Bank PLC, J.P. Morgan Securities Ltd., Lehman Brothers International (Europe), Merrill Lynch International, Mitsubishi UFJ Securities International PLC, Mizuho International PLC, Morgan Stanley & Co. International Limited, Nomura International PLC, Royal Bank of Canada Europe Limited,

Scotia Capital Inc., Société Générale, Standard Chartered Bank, The Royal Bank of Scotland, PLC, The Toronto-Dominion Bank, UBS Limited, and Wachovia Securities International Limited. An aggregate principal amount of up to $10 billion may be outstanding under the program at any one time. As of March 16, 2006, no notes had been issued under the program.
          On September 30, 2005, AIG completed a Rule 144A and Regulation S offering of $500 million of its 4.7% Notes Due 2010 and $1 billion of its 5.050% Notes Due 2015. The notes were offered and sold to “Qualified Institutional Buyers” (as defined in Rule 144A) and outside the United States in accordance with Regulation S through a group of managers consisting of Citigroup, Lehman Brothers, Barclays Capital, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan, Morgan Stanley and UBS Investment Bank. The notes were sold at an aggregate offering price of $1.5 billion, and underwriting fees and commissions aggregated $5.25 million. AIG has agreed to use commercially reasonable efforts to consummate an exchange offer pursuant to an effective registration statement or cause resales of the notes to be registered under the Securities Act of 1933 pursuant to a shelf registration statement.
          On May 15, 2003, AIG completed a Rule 144A and Regulation S offering of $500 million of its 2.875% Notes Due 2008 and $1 billion of its 4.250% Notes Due 2013. The notes were offered and sold to “Qualified Institutional Buyers” (as defined in Rule 144A) and outside the United States pursuant to Regulation S in accordance with Regulation S through Citigroup, Banc of America Securities LLC and Goldman, Sachs & Co. The notes were sold at an aggregate offering price of $1.5 billion, and underwriting fees and commissions aggregated $5.875 million. In April 2004, AIG completed an exchange offer with respect to the notes and issued in exchange substantially identical notes registered under the Securities Act of 1933.
          On September 22, 2005, Banque AIG, AIG-FP Matched Funding Corp. and AIG-FP Capital Funding Corp., each an indirect subsidiary of AIG, relaunched its Euro Medium-Term Note Programme originally established in 2002 and increased to US $10,000,000,000 from US $5,000,000,000 the aggregate nominal amount that may be outstanding at any one time under the new Euro Medium-Term Note Programme. The program provides for an offering outside the United States through a dealer group consisting of Goldman Sachs International, Banco Santander Central Hispano, S.A., ABN AMRO Bank N.V., Banque AIG, London Branch, Barclays Bank, PLC, BNP Paribas, Citigroup Global Markets Limited, Deutsche Bank AG London, HSBC Bank plc, J.P. Morgan Securities Ltd., Morgan Stanely & Co. and Nomura International plc. Notes issued under the program are guaranteed by AIG. Between March 1, 2003 and February 28, 2006, an aggregate of $        million of notes had been issued under the programs, of which $        million were outstanding on February 28, 2006. Discounts and commissions paid to agents and dealers under the programs ranged from approximately        % to approximately        % of the initial offering price of the notes.
          AIG Financial Products Corp. (“AIG-FP”), through its subsidiary, AIG Matched Funding Corp. (“Matched Funding”), and other of its finance subsidiaries, regularly sells structured notes and other debt securities guarantied by AIG, in transactions exempt by virtue of Section 4(2) of the Securities Act, as part of a program designed to raise funds for the operations of AIG-FP and its subsidiaries and to provide opportunities for hedging and related activities. These notes are placed with institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) and, to a much more limited extent, individual accredited investors, often in response to inquiries from prospective purchasers or their agents. During the period from March 1, 2003 through February 28, 2006, an aggregate of $      of notes had been issued in this manner, and aggregate discounts and commissions paid with respect to those notes, including discounts and commissions paid to AIG Financial Securities Corp., a subsidiary of AIG-FP, were $               . As of March 16, 2006, a total of $               of these notes were outstanding.

          Matched Funding maintains a program in which it issues from time to time guaranteed investment contracts (“GICs”), guaranteed by AIG, principally in order to accept the investment of funds by municipalities pursuant to the trust indentures relating to issuances of bonds by those municipalities. The GICs are generally negotiated with the adviser to the municipality in connection with specified projects and are non-transferable. During the period from March 1, 2003 through February 28, 2006, an aggregate of $               of GICs had been issued, and aggregate discounts and commissions paid with respect to those GICs were $               . As of February 28, 2006, a total of $               of GICs were outstanding. To the extent the GICs and the related guaranties of AIG constitute securities, their offer and sale was exempt by virtue of Section 4(2). The foregoing disclosure regarding the GICs should not be construed as an admission by AIG that the GICs or the related AIG guarantees issued under the program would be considered by the Commission or a court or other regulatory body to be “securities” for purposes of the Securities Act. In so including this information, AIG reserves the right to take a contrary position in any document, instrument or proceedings, including any proceedings before the Commission.
[Additional information to be furnished by amendment.]

Item 16.	Exhibits and Financial Statement Schedules
(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description	Location

2.1	Plan of acquisition, reorganization, arrangement, liquidation or succession
	Agreement and Plan of Merger, dated as of May 11, 2001, among American International Group, Inc., Washington Acquisition Corporation and American General Corporation	Incorporated by reference to Exhibit 2.1(i)(a) to AIG’s Registration Statement on Form S-4 (File No. 333-62688)
3(i)(a)	Restated Certificate of Incorporation of AIG	Incorporated by reference to Exhibit 3(i) to AIG’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-8787).
3(i)(b)	Certificate of Amendment of Certificate of Incorporation of AIG, filed June 3, 1998	Incorporated by reference to Exhibit 3(i) to AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-8787).
3(i)(c)	Certificate of Merger of SunAmerica Inc. with and into AIG, filed December 30, 1998 and effective January 1, 1999	Incorporated by reference to Exhibit 3(i) to AIG’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-8787).
3(i)(d)	Certificate of Amendment of Certificate of Incorporation of AIG, filed June 5, 2000	Incorporated by reference to Exhibit 3(i)(c) to AIG’s Registration Statement on Form S-4 (File No. 333-45828).
3(ii)	Amended and Restated By-laws of AIG	Incorporated by reference to Exhibit 3(ii) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-8787).
4	Instruments defining the rights of security holders, including indentures
Certain instruments defining the rights of holders of long-term debt securities of AIG and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. AIG hereby undertakes to furnish to the Commission, upon request, copies of any such instruments.

5.1	Opinion re Validity	Filed Herewith.
9	Voting Trust Agreement	None.
10	Material contracts*
	(1) AIG 1969 Employee Stock Option Plan and Agreement Form	Filed as exhibit to AIG’s Registration Statement (File No. 2-44043) and incorporated herein by reference.

Exhibit
Number	Description	Location

	(2) AIG 1972 Employee Stock Option Plan	Filed as exhibit to AIG’s Registration Statement (File No. 2-44702) and incorporated herein by reference.
	(3) AIG 1972 Employee Stock Purchase Plan	Filed as exhibit to AIG’s Registration Statement (File No. 2-44043) and incorporated herein by reference.
	(4) AIG 1984 Employee Stock Purchase Plan	Filed as exhibit to AIG’s Registration Statement (File No. 2-91945) and incorporated herein by reference.
	(5) AIG Amended and Restated 1996 Employee Stock Purchase Plan	Filed as exhibit to AIG’s Definitive Proxy Statement dated April 4, 2003 (File No. 1-8787) and incorporated herein by reference.
	(6) AIG 2003 Japan Employee Stock Purchase Plan	Incorporated by reference to Exhibit 4 to AIG’s Registration Statement on Form S-8 (File No. 333-111737).
	(7) AIG 1977 Stock Option and Stock Appreciation Rights Plan	Filed as exhibit to AIG’s Registration Statement (File No. 2-59317) and incorporated herein by reference.
	(8) AIG 1982 Employee Stock Option Plan	Filed as exhibit to AIG’s Registration Statement (File No. 2-78291) and incorporated herein by reference.
	(9) AIG 1987 Employee Stock Option Plan	Filed as exhibit to AIG’s Definitive Proxy Statement dated April 6, 1987 (File No. 0-4652) and incorporated herein by reference.
	(10) AIG 1991 Employee Stock Option Plan	Filed as exhibit to AIG’s Definitive Proxy Statement dated April 4, 1997 (File No. 1-8787) and incorporated herein by reference.
	(11) AIG Amended and Restated 1999 Stock Option Plan	Filed as exhibit to AIG’s Definitive Proxy Statement dated April 4, 2003 (File No. 1-8787) and incorporated herein by reference.
	(12) Form of Stock Option Grant Agreement under the AIG Amended and Restated 1999 Stock Option Plan	Incorporated by reference to Exhibit 10(a) to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-8787).
	(13) AIG Amended and Restated 2002 Stock Incentive Plan	Incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-101967).
	(14) Form of Restricted Stock Unit Award Agreement under the AIG Amended and Restated 2002 Stock Incentive Plan	Incorporated by reference to Exhibit 10(b) to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-8787).
	(15) AIG Executive Deferred Compensation Plan	Incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-101640).
	(16) AIG Supplemental Incentive Savings Plan	Incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-101640).
	(17) AIG Director Stock Plan	Filed as an exhibit to AIG’s Definitive Proxy Statement dated April 5, 2004 (File No. 1-8787) and incorporated herein by reference.
	(18) AIG Chief Executive Officer Annual Compensation Plan	Filed as an exhibit to AIG’s Definitive Proxy Statement dated April 5, 2004 (File No. 1-8787) and incorporated herein by reference.
	(19) AIRCO 1972 Employee Stock Option Plan	Incorporated by reference to AIG’s Joint Proxy Statement and Prospectus (File No. 2-61994).
	(20) AIRCO 1977 Stock Option and Stock Appreciation Rights Plan	Incorporated by reference to AIG’s Joint Proxy Statement and Prospectus (File No. 2-61994).
	(21) Purchase Agreement between AIA and Mr. E.S.W. Tse.	Incorporated by reference to Exhibit 10(l) to AIG’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-8787).

Exhibit
Number	Description	Location

	(22) Retention and Employment Agreement between AIG and Jay S. Wintrob	Incorporated by reference to Exhibit 10(m) to AIG’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-8787).
	(23) SunAmerica Inc. 1988 Employee Stock Plan	Incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-70069).
	(24) SunAmerica 1997 Employee Incentive Stock Plan	Incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-70069).
	(25) SunAmerica Nonemployee Directors’ Stock Option Plan	Incorporated by reference to Exhibit 4(c) to AIG’s Registration Statement on Form S-8 (File No. 333-70069).
	(26) SunAmerica 1995 Performance Stock Plan	Incorporated by reference to Exhibit 4(d) to AIG’s Registration Statement on Form S-8 (File No. 333-70069).
	(27) SunAmerica Inc. 1998 Long-Term Performance-Based Incentive Plan For the Chief Executive Officer	Incorporated by reference to Exhibit 4(e) to AIG’s Registration Statement on Form S-8 (File No. 333-70069).
	(28) SunAmerica Inc. Long-Term Performance-Based Incentive Plan Amended and Restated 1997	Incorporated by reference to Exhibit 4(f) to AIG’s Registration Statement on Form S-8 (File No. 333-70069).
	(29) SunAmerica Five Year Deferred Cash Plan	Incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-31346).
	(30) SunAmerica Executive Savings Plan	Incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-31346).
	(31) HSB Group, Inc. 1995 Stock Option Plan	Incorporated by reference to Exhibit 10(iii)(f) to HSB’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-13135).
	(32) HSB Group, Inc. 1985 Stock Option Plan	Incorporated by reference to Exhibit 10(iii)(a) HSB’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 1-13135).
	(33) HSB Group, Inc. Employee’s Thrift Incentive Plan	Incorporated by reference to Exhibit 4(i)(c) to The Hartford Steam Boiler Inspection and Insurance Company’s Registration Statement on Form S-8 (File No. 33-36519).
	(34) American General Corporation 1984 Stock and Incentive Plan	Incorporated by reference to Exhibit 10.1 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981).
	(35) Amendment to American General Corporation 1984 Stock and Incentive Plan (January 2000)	Incorporated by reference to Exhibit 10.2 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981).
	(36) American General Corporation 1994 Stock and Incentive Plan (January 2000)	Incorporated by reference to Exhibit 10.2 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981).
	(37) Amendment to American General Corporation 1994 Stock and Incentive Plan (January 1999)	Incorporated by reference to Exhibit 10.4 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981).

Exhibit
Number	Description	Location

	(38) Amendment to American General Corporation 1994 Stock and Incentive Plan (January 2000)	Incorporated by reference to Exhibit 10.5 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981).
	(39) Amendment to American General Corporation 1994 Stock and Incentive Plan (November 2000)	Incorporated by reference to Exhibit 10.1 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981).
	(40) American General Corporation 1997 Stock and Incentive Plan	Incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981).
	(41) Amendment to American General Corporation 1997 Stock and Incentive Plan (January 1999)	Incorporated by reference to Exhibit 10.7 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981).
	(42) Amendment to American General Corporation 1997 Stock and Incentive Plan (November 2000)	Incorporated by reference to Exhibit 10.2 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981).
	(43) American General Corporation 1999 Stock and Incentive Plan	Incorporated by reference to Exhibit 10.4 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-7981).
	(44) Amendment to American General Corporation 1999 Stock and Incentive Plan (January 1999)	Incorporated by reference to Exhibit 10.9 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981).
	(45) Amendment to American General Corporation 1999 Stock and Incentive Plan (November 2000)	Incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981).
	(46) Amended and Restated American General Corporation Deferred Compensation Plan (12/11/00)	Incorporated by reference to Exhibit 10.13 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981).
	(47) Amended and Restated Restoration of Retirement Income Plan for Certain Employees Participating in the Restated American General Retirement Plan (Restoration of Retirement Income Plan) (12/31/98)	Incorporated by reference to Exhibit 10.14 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1- 7981).
	(48) Amended and Restated American General Supplemental Thrift Plan (12/31/98)	Incorporated by reference to Exhibit 10.15 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981).
	(49) American General Employees’ Thrift and Incentive Plan (restated July 1, 2001)	Incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-68640).
	(50) American General Agents’ and Managers’ Thrift and Incentive Plan (restated July 1, 2001)	Incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-68640).
	(51) CommLoCo Thrift Plan (restated July 1, 2001)	Incorporated by reference to Exhibit 4(c) to AIG’s Registration Statement on Form S-8 (File No. 333-68640).

Exhibit
Number	Description	Location

	(52) Western National Corporation 1993 Stock and Incentive Plan, as amended	Incorporated by reference to Exhibit 10.18 to Western National Corporation’s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-12540).
	(53) USLIFE Corporation 1991 Stock Option Plan, as amended	Incorporated by reference to USLIFE Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (File No. 1-5683).
	(54) Employment Agreement, Amendment to Employment Agreement, and Split-Dollar Agreement, including Assignment of Life Insurance Policy as Collateral, with Rodney O. Martin, Jr.	Incorporated by reference to Exhibit 10(xx) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-8787).
(55) Employment Arrangements with Richard W. Scott
	(a) Employment Agreement	Incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 1-7981).
	(b) Change in Control Severance Agreement	Incorporated by reference to Exhibit 10.32 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981).
	(c) Amendment to Employment Arrangements	Incorporated by reference to Exhibit 10(zz)(iii) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-8787.)
	(56) Letter from AIG to Martin J. Sullivan, dated March 16, 2005	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on March 17, 2005 (File No. 1-8787).
	(57) Letter from AIG to Donald P. Kanak, dated March 16, 2005	Incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on March 17, 2005 (File No. 1-8787).
	(58) Letter from AIG to Steven J. Bensinger, dated March 16, 2005.	Incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on March 17, 2005 (File No. 1-8787).
	(59) Employment Agreement between AIG and Martin J. Sullivan, dated as of June 27, 2005	Incorporated by reference to Exhibit 10(1) to AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-8787).
	(60) Employment Agreement between AIG and Donald P. Kanak, dated as of June 27, 2005	Incorporated by reference to Exhibit 10(2) to AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-8787).
	(61) Employment Agreement between AIG and Steven J. Besinger, dated as of June 27, 2005	Incorporated by reference to Exhibit 10(3) to AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-8787).
	(62) Executive Severance Plan, effective as of June 27, 2005	Incorporated by reference to Exhibit 10(4) to AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-8787).
	(63) Assurance Agreement, by AIG in favor of eligible employees dated as of June 27, 2005, relating to certain obligations of C.V. Starr & Co., Inc.	Incorporated by reference to Exhibit 10(5) to AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-8787).
	(64) 2005/2006 Deferred Compensation Profit Participation Plan	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on September 26, 2005 (File No. 1-8787).
	(65) Summary of Director Compensation	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on November 22, 2005 (File No. 1-8787).

Exhibit
Number	Description	Location

	(66) AIG 2005 Senior Partners Plan	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on December 20, 2005 (File No. 1-8787).
	(67) AIG Special Restricted Stock Unit Award Agreement with Steven J. Bensinger, dated January 6, 2006	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on January 9, 2006 (File No. 1-8787).
	(68) Agreement with the United States Department of Justice, dated February 7, 2006	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on February 9, 2006 (File No. 1-8787).
	(69) Final Judgment and Consent with the Securities and Exchange Commission, including the related complaint dated February 9, 2006	Incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on February 9, 2006 (File No. 1-8787).
	(70) Agreement between the Attorney General of the State of New York and AIG and its Subsidiaries, dated January 18, 2006	Incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on February 9, 2006 (File No. 1-8787).
	(71) Stipulation with the State of New York Insurance Department, dated January 18, 2006	Incorporated by reference to Exhibit 10.4 to AIG’s Current Report on Form 8-K filed with the SEC on February 9, 2006 (File No. 1-8787).
	(72) AIG Senior Partners Plan (amended and restated)	Incorporated by reference to Exhibit 10(72) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-8787).
	(73) AIG Partners Plan	Incorporated by reference to Exhibit 10(73) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-8787).
21.1	List of subsidiaries of AIG	Incorporated by reference to Exhibit 21 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-8787).
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for AIG.	Filed Herewith.
23.2	Consent of Kathleen E. Shannon, Esq.	Included in Exhibit 5.1.
24.1	Powers of Attorney	Included in the signature pages of this Registration Statement.

*	All material contracts are management contracts or compensatory plans or arrangements, except items (68), (69), (70) and (71).

(b)	Financial Statement Schedules
          The financial statement schedules are included in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference into the prospectus contained in this registration statement. See the Index to Financial Statements and Schedules in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Item 17.	Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any fact or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, American International Group, Inc. certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of March, 2006.

AMERICAN INTERNATIONAL GROUP, INC.
(Registrant)

By:	/s/ Martin J. Sullivan

Name: Martin J. Sullivan
Title: President, Chief Executive Officer and Director
POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Sullivan and Steven J. Bensinger, and each of them severally, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement on Form S-1, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 17th day of March, 2006.

Signature	Title(s)

/s/ Martin J. Sullivan (Martin J. Sullivan)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven J. Bensinger (Steven J. Bensinger)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ David L. Herzog (David L. Herzog)	Senior Vice President and Comptroller (Principal Accounting Officer)

/s/ M. Bernard Aidinoff (M. Bernard Aidinoff)	Director

/s/ Pei-yuan Chia (Pei-yuan Chia)	Director

Signature	Title(s)

/s/ Marshall A. Cohen (Marshall A. Cohen)	Director

/s/ William S. Cohen (William S. Cohen)	Director

/s/ Martin S. Feldstein (Martin S. Feldstein)	Director

/s/ Ellen V. Futter (Ellen V. Futter)	Director

/s/ Stephen L. Hammerman (Stephen L. Hammerman)	Director

/s/ Carla A. Hills (Carla A. Hills)	Director

/s/ Richard C. Holbrooke (Richard C. Holbrooke)	Director

/s/ Fred H. Langhammer (Fred H. Langhammer)	Director

/s/ George L. Miles, Jr. (George L. Miles, Jr.)	Director

/s/ Morris W. Offit (Morris W. Offit)	Director

/s/ Michael H. Sutton (Michael H. Sutton)	Director

/s/ Edmund S.W. Tse (Edmund S.W. Tse)	Director

/s/ Robert B. Willumstad (Robert B. Willumstad)	Director

/s/ Frank G. Zarb (Frank G. Zarb)	Director